Exhibit 99.1

Clarent signs definitive agreement with Verso Technologies and plans for voluntary reorganization

Clarent Corporation
Contact Name: Trudy Self
Phone: 650.481.1782
Email: investorrelations@clarent.com

Verso Technologies Inc.
Contact Name: Jennifer Pepper
Phone: 678.589.3579
Email: jennifer.pepper@verso.com

REDWOOD CITY, Calif.—December 16, 2002—Clarent Corporation (OTC:CLRN) announced today that it has signed a definitive agreement with Verso Technologies Inc. (NASDAQ:VRSO), an Atlanta-based, integrated switching solutions company. Under the terms of the agreement Verso is expected to acquire substantially all the business assets of Clarent for approximately $9.8 million consideration in a combination of cash and notes. As part of the agreement, Clarent is expected to file for voluntary reorganization under Chapter 11 in the United States Bankruptcy Court for the Northern District of California, San Francisco Division.

“Given the current state of the telecom industry, litigation and other obligations facing Clarent, the Board of Directors has determined a sale of assets to Verso offered the best available option for our company and our customers. The agreement with Verso is expected to offer Clarent’s current product line a safe, synergistic and financially strong home and ensure that product development and service can continue,” said James B. Weil, President of Clarent. “The Chapter 11 filing will provide Clarent with the time and means needed to resolve its legal issues, while maintaining normal business operations. Clarent products and support will be available during the reorganization period. Daily operations at Clarent’s NetPerformer and Softswitch business units will carry on as usual,” Weil continued.

Clarent expects the transaction to close and the assets to transfer to Verso within ninety days. In the meantime, Clarent product development and support as well as product shipment and sales are expected to continue as usual.

About Clarent Corporation

Clarent Corporation is a leading provider of softswitch and enterprise convergence solutions for next generation networks. Clarent solutions enable service providers and enterprises to quickly deploy an integrated network capable of carrying both voice and data traffic, deliver capital and operating expense savings, and generate new revenue opportunities with innovative services. Founded in 1996, Clarent is headquartered in Redwood City, California, and has offices in North America, Europe and Asia. For more information please visit www.clarent.com.

About Verso Technologies, Inc.

Verso Technologies provides integrated switching solutions for communications service providers who want to develop IP-based services with PSTN scalability and quality of service. Verso’s unique, end-to-end native SS7 over IP capability enables customers to leverage their existing PSTN investments by ensuring carrier-to-carrier interoperability and rich billing features. Verso’s complete VoIP migration solutions include state-of-the-art hardware and software, OSS integration, the industry’s most widely used applications and technical training and support. For more information about Verso Technologies, contact the company at www.verso.com or by calling (678) 589-3500.

Forward Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the expected future operations of Clarent Corporation and the expectations regarding the outcome of the restructuring transactions described in this release. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, risks associated with the company’s ability to complete the transactions described in this release, the effect the bankruptcy filing or the prospective transaction with Verso may have on the market for Clarent’s products and orders from existing or prospective customers, Verso’s failure to successfully integrate the Clarent business and products with its own, the failure of the bankruptcy court to approve the transaction with Verso or the inability of either party to satisfy the closing conditions for the transaction, general market conditions affecting communications service providers purchase of equipment and in particular, VoIP-related equipment, changes in service providers’ business models, the ability of and resources available to Clarent’s distribution partners to sell and support its products, Clarent’s ability to maintain production volumes and secure key components, and litigation arising from Clarent’s prior restatement of financial results and diversion of management and financial resources related to that litigation. Certain of these risks and uncertainties are described further in the Clarent’s periodic filings with the SEC. Other important factors that could cause actual events or results to be materially different from the forward-looking statements include the ability of the Clarent to resolve pending litigation; risks associated with pending litigation; court approval of the Company’s “first day” papers and other motions prosecuted by it from time to time in the chapter 11 case; and risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for Clarent.

Trademarks

Clarent, and the Clarent logo are trademarks or registered trademarks of Clarent Corporation in the United States and other jurisdictions. All other trademarks, registered trademarks and service marks are the property of their respective owners.